EXHIBIT 99.1

7733 Forsyth Boulevard Suite 800 St. Louis, Missouri 63105	Phone: 314.854.8000 Fax: 314.854.8003
www.Belden.com

News Release

Belden Earnings up 13% in First Quarter 2012

St. Louis, Missouri - May 10, 2012 - Belden Inc. (NYSE: BDC), a global leader in signal transmission solutions for mission-critical applications, today reported fiscal first quarter 2012 results for the period ended April 1, 2012.

First Quarter Highlights

•	Increased income from continuing operations per diluted share to $0.52, up 13% over $0.46 per diluted share in the first quarter 2011;

•	Increased gross profit percentage 220 basis points to 30.5% from 28.3% in the year-ago period;

•	Generated $5.2 million in free cash flow, a $26.5 million increase over last year;

•

Purchased 640,816 shares of Belden common stock for $25.0 million during the quarter, bringing the total program-to-date shares retired to 2.28 million under the previously announced share repurchase program; and

•

Increased the low end of full-year guidance for fiscal 2012 income from continuing operations per diluted share to a new range of $2.75 – $2.90 and narrowed the range of revenues to $1.98 – $2.02 billion.

First Quarter Results

Revenue for the quarter totaled $464.3 million, up $2.7 million compared to $461.6 million in the first quarter 2011. Income from continuing operations per diluted share for the quarter totaled $0.52, compared to $0.46 per diluted share in the first quarter 2011.

John Stroup, President and CEO of Belden Inc., commented, "I am pleased with our first quarter results. Our ability to expand margins and achieve 13% earnings growth demonstrates our improved business portfolio and consistent execution. The strong performance in the Americas more than offset the softer end-markets in Europe and China. This clearly shows the benefit of having built a globally diversified portfolio. We continue to make progress towards transforming the Company and accomplishing our long-term goals.”

Outlook

“We expect to build upon the strong margins of the first quarter with seasonally higher revenue and favorable product platform mix in the second quarter. Therefore, we expect our second quarter 2012 revenues to be $500 – $510 million and income from continuing operations per diluted share to be $0.73 – $0.78,” said Mr. Stroup.

Belden Earnings up 13% in First Quarter 2012 – Page 2 of 3

For the full year 2012, the Company expects revenues to be $1.98 – $2.02 billion and income from continuing operations per diluted share to be $2.75 – $2.90. “This guidance implies stronger year-over-year organic growth in the second half than the first, based primarily on the relative customer and channel inventory dynamic experienced one year ago.”

Earnings Conference Call

Management will host a conference call today at 10:30 a.m. Eastern to discuss results of the quarter. The listen-only audio of the conference call will be broadcast live via the Internet at http://investor.belden.com. The dial-in number for participants in the U.S. is 888-599-8685; the dial-in number for participants outside the U.S. is 913-312-0403. A replay of this conference call will remain accessible in the investor relations section of the Company's website for a limited time.

Forward Looking Statements

Statements in this release other than historical facts are "forward looking statements" made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. Forward looking statements include any statements regarding future revenues, costs and expenses, operating income, earnings per share, margins, cash flows, dividends, and capital expenditures. These forward looking statements are based on forecasts and projections about the markets and industries served by the Company and about general economic conditions. They reflect management's beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company's actual results may differ materially from these expectations. Changes in the global economy may impact the Company's results. Turbulence in financial markets may increase the Company's borrowing costs. Additional factors that may cause actual results to differ from the Company's expectations include: the Company's reliance on key distributors in marketing products; the Company's ability to execute and realize the expected benefits from strategic initiatives (including revenue growth, cost control, and productivity improvement programs); changes in the level of economic activity in the Company's major geographic markets; difficulties in realigning manufacturing capacity and capabilities among the Company's global manufacturing facilities; the competitiveness of the global cable, connectivity and networking industries; variability in the Company's quarterly and annual effective tax rates; changes in accounting rules and interpretation of these rules which may affect the Company's reported earnings; changes in currency exchange rates and political and economic uncertainties in the countries where the Company conducts business; demand for the Company's products; the cost and availability of materials including copper, plastic compounds derived from fossil fuels, electronic components, and other materials; energy costs; the Company's ability to achieve acquisition performance expectations and to integrate acquired businesses successfully; the ability of the Company to develop and introduce new products; the Company having to recognize charges that would reduce income as a result of impairing goodwill and other intangible assets; security risks and the potential for business interruption from operating in volatile countries; disruptions or failures of the Company's (or the Company's suppliers or customers) systems or operations in the event of a major earthquake, weather event, cyber-attack, terrorist attack, or other catastrophic event that could cause delays in completing sales, providing services, or performing other mission-critical functions; and other factors. For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012. Belden disclaims any duty to update any forward looking statements as a result of new information, future developments, or otherwise.

Belden Earnings up 13% in First Quarter 2012 – Page 3 of 3

About Belden

St. Louis-based Belden Inc. designs, manufactures, and markets cable, connectivity, and networking products in markets including industrial automation, enterprise, transportation, infrastructure, and consumer electronics. It has approximately 6,800 employees, and provides value for industrial automation, enterprise, education, healthcare, entertainment and broadcast, sound and security, transportation, infrastructure, consumer electronics and other industries. Belden has manufacturing capabilities in North America, South America, Europe, and Asia, and a market presence in nearly every region of the world. Belden was founded in 1902, and today is a leader with some of the strongest brands in the signal transmission industry. For more information, visit www.belden.com.

Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com

BELDEN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended
	April 1, 2012	April 3, 2011
	(In thousands, except per share amounts)
Revenues	$464,291	$461,628
Cost of sales	(322,573)	(331,173)

Gross profit	141,718	130,455
Selling, general and administrative expenses	(83,226)	(74,936)
Research and development	(14,033)	(13,629)
Amortization of intangibles	(3,235)	(3,679)
Income from equity method investment	2,741	3,862

Operating income	43,965	42,073
Interest expense	(11,921)	(11,808)
Interest income	351	159

Income from continuing operations before taxes	32,395	30,424
Income tax expense	(8,120)	(8,406)

Income from continuing operations	24,275	22,018
Loss from discontinued operations, net of tax	—	(128)

Net income	$24,275	$21,890

Weighted average number of common shares and equivalents:
Basic	45,912	47,209
Diluted	46,938	48,330

Basic income (loss) per share
Continuing operations	$0.53	$0.47
Discontinued operations	—	(0.01)

Net income	$0.53	$0.46

Diluted income (loss) per share
Continuing operations	$0.52	$0.46
Discontinued operations	—	(0.01)

Net income	$0.52	$0.45

Comprehensive income	$34,901	$44,647

Dividends declared per share	$0.05	$0.05

BELDEN INC.

OPERATING SEGMENT INFORMATION

(Unaudited)

Three Months Ended April 1, 2012	Americas	EMEA	Asia Pacific	Total Segments	Eliminations	Income from Equity Method Investment	Total
	(In thousands)
External customer revenues	$299,622	$94,129	$70,540	$464,291	$—	$—	$464,291
Affiliate revenues	10,086	27,488	606	38,180	(38,180)	—	—

Total revenues	$309,708	$121,617	$71,146	$502,471	$(38,180)	$—	$464,291

Operating income	$36,278	$17,415	$4,669	$58,362	$(17,138)	$2,741	$43,965

Three Months Ended April 3, 2011
External customer revenues	$276,998	$103,690	$80,940	$461,628	$—	$—	$461,628
Affiliate revenues	12,068	22,666	101	34,835	(34,835)	—	—

Total revenues	$289,066	$126,356	$81,041	$496,463	$(34,835)	$—	$461,628

Operating income	$31,117	$13,769	$6,283	$51,169	$(12,958)	$3,862	$42,073

BELDEN INC.

SUPPLEMENTAL PRODUCT GROUP INFORMATION

(Unaudited)

Three Months Ended April 1, 2012	Americas	EMEA	Asia Pacific	Total
	(In thousands)
Cable products	$231,221	$39,995	$58,049	$329,265
Networking products	26,256	29,776	9,278	65,310
Connectivity products	42,145	24,358	3,213	69,716

Total revenues	$299,622	$94,129	$70,540	$464,291

Three Months Ended April 3, 2011
Cable products	$211,106	$43,211	$64,811	$319,128
Networking products	26,614	32,593	12,048	71,255
Connectivity products	39,278	27,886	4,081	71,245

Total revenues	$276,998	$103,690	$80,940	$461,628

BELDEN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 1, 2012	December 31, 2011
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$370,017	$382,716
Receivables, net	289,915	299,070
Inventories, net	200,900	202,143
Deferred income taxes	20,123	19,660
Other current assets	20,781	21,832

Total current assets	901,736	925,421

Property, plant and equipment, less accumulated depreciation	290,257	286,933
Goodwill	349,552	348,032
Intangible assets, less accumulated amortization	149,419	151,683
Deferred income taxes	9,816	12,219
Other long-lived assets	66,946	63,832

	$1,767,726	$1,788,120

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$222,725	$227,571
Accrued liabilities	123,732	153,995

Total current liabilities	346,457	381,566

Long-term debt	550,295	550,926
Postretirement benefits	133,948	131,237
Other long-term liabilities	29,138	29,842
Stockholders’ equity:
Common stock	503	503
Additional paid-in capital	593,282	601,484
Retained earnings	298,321	276,363
Accumulated other comprehensive loss	(12,083)	(22,709)
Treasury stock	(172,135)	(161,092)

Total stockholders’ equity	707,888	694,549

	$1,767,726	$1,788,120

BELDEN INC.

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS

(Unaudited)

	Three Months Ended
	April 1, 2012	April 3, 2011
	(In thousands)
Cash flows from operating activities:
Net income	$24,275	$21,890
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	12,157	12,860
Share-based compensation	2,977	2,925
Provision for inventory obsolescence	2,491	878
Pension funding less than pension expense	756	1,613
Income from equity method investment	(2,741)	(3,862)
Tax benefit related to share-based compensation	(4,119)	(1,668)
Changes in operating assets and liabilities, net of the effects of currency exchange rate changes and acquired businesses:
Receivables	11,904	(12,431)
Inventories	(4)	(24,622)
Accounts payable	(5,634)	10,528
Accrued liabilities	(30,141)	(30,638)
Accrued taxes	5,105	7,347
Other assets	(215)	(794)
Other liabilities	(4,063)	347

Net cash provided by (used for) operating activities	12,748	(15,627)

Cash flows from investing activities:
Capital expenditures	(7,557)	(6,798)
Cash used to acquire businesses, net of cash acquired	(587)	(23,192)
Proceeds from disposal of tangible assets	—	1,136

Net cash used for investing activities	(8,144)	(28,854)

Cash flows from financing activities:
Payments under share repurchase program	(25,000)	—
Cash dividends paid	(2,409)	(2,392)
Payments under borrowing arrangements	(600)	—
Proceeds from exercise of stock options	2,179	3,952
Tax benefit related to share-based compensation	4,119	1,668

Net cash provided by (used for) financing activities	(21,711)	3,228

Effect of foreign currency exchange rate changes on cash and cash equivalents	4,408	5,685

Decrease in cash and cash equivalents	(12,699)	(35,568)
Cash and cash equivalents, beginning of period	382,716	358,653

Cash and cash equivalents, end of period	$370,017	$323,085

BELDEN INC.

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited)

We define free cash flow, which is a non-GAAP financial measure, as net cash provided by (used for) operating activities less capital expenditures, net of proceeds from the disposal of tangible assets. We believe free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one financial measure to monitor and evaluate performance and liquidity. Non-GAAP financial measures should be considered only in conjunction with financial measures reported according to accounting principles generally accepted in the United States. Our definition of free cash flow may differ from definitions used by other companies.

	Three Months Ended April 1, 2012	Three Months Ended April 3, 2011
	(In thousands)
GAAP net cash provided by (used for) operating activities	$12,748	$(15,627)
Capital expenditures, net of proceeds from the disposal of tangible assets	(7,557)	(5,662)

Non-GAAP free cash flow	$5,191	$(21,289)